Exhibit 99.1

Contact:	Robert Volke - SVP, Chief Financial Officer
Gavin Bell - VP, Investor Relations
205-944-1312

HIBBETT REPORTS SECOND QUARTER RESULTS

•Increases Full Year Comparable Sales Guidance
•Q2 Comparable Sales Decline 9.2% Versus Prior Year; Comparable Sales Increase 54.4% Versus Q2 of Fiscal 2020 (pre-pandemic)
•Q2 Diluted EPS of $1.86

BIRMINGHAM, Ala. (August 25, 2022) - Hibbett, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, today provided financial results for its second quarter ended July 30, 2022, and business updates.

Mike Longo, President and Chief Executive Officer, stated, “Our team delivered a solid second quarter performance. We were able to achieve this result by improving our inventory position while providing a compelling selection of in-demand product, delivering superior in-store customer service and leveraging our best-in-class omni-channel platform. We were pleased with the resiliency of our consumer and the strong loyalty for our key brands. We believe some of our back-to-school sales shifted into the third quarter as consumers delayed shopping until closer to school start dates. As expected, margins were affected by continued high freight costs and the deleveraging of store and other fixed costs.”

Mr. Longo concluded, “Looking ahead, we believe we are well-positioned as we enter the second half of the year. Inventory was well positioned at the end of the second quarter resulting in favorable sales trends for the back-to-school shopping season, and we anticipate continued improvement from a supply chain standpoint. As a result, we are increasing our second half comparable sales guidance to the positive low-double digits from the positive high-single digits and the full year comparable sales guidance to between flat and positive low-single digits from the negative low-single digits. We currently expect year-over-year sales growth in the third and fourth quarters, which will result in a return to better leverage of fixed costs. New store openings remain on track, and we continue to invest in initiatives to strengthen our brand, improve our operations, and return value to shareholders.”

Second Quarter Results

Net sales for the 13-weeks ended July 30, 2022, decreased 6.3% to $392.8 million compared with $419.3 million for the 13-weeks ended July 31, 2021. Comparable sales decreased 9.2% versus the prior year but increased by 54.4% compared to the 13-weeks ended August 3, 2019 (“Fiscal 2020”), the most relevant comparable period prior to the COVID-19 pandemic. Brick and mortar comparable sales declined 11.9% while e-commerce sales increased 8.3% on a year-over-year basis. In relation to the 13-weeks ended August 3, 2019, brick and mortar comparable sales increased 42.0% and e-commerce sales grew 174.4%. E-commerce represented 15.2% of total net sales for the 13-weeks ended July 30, 2022, compared to 13.1% in the 13-weeks ended July 31, 2021, and 8.6% of total net sales for the 13-weeks ended August 3, 2019.

Gross margin was 34.4% of net sales for the 13-weeks ended July 30, 2022, compared with 39.0% of net sales for the 13-weeks ended July 31, 2021. The approximate 460 basis point decline was driven by lower average product margin of approximately 225 basis points, increased freight and transportation cost of approximately 125 basis points and deleverage of store occupancy of approximately 110 basis points.

Store operating, selling and administrative (“SG&A”) expenses were 23.3% of net sales for the 13-weeks ended July 30, 2022, compared with 22.3% of net sales for the 13-weeks ended July 31, 2021. The approximate 100 basis point

Exhibit 99.1
increase is primarily the result of deleverage from the year-over-year sales decline in categories such as wages, employee benefits, repairs and maintenance, and supplies necessary to support a larger store base and increased e-commerce volume.

Net income for the 13-weeks ended July 30, 2022, was $24.7 million, or $1.86 per diluted share, compared with net income of $46.7 million, or $2.86 per diluted share, for the 13-weeks ended July 31, 2021.

For the 13-weeks ended July 30, 2022, we opened 12 net new stores, bringing the store base to 1,117 in 36 states, including the opening of our first store in Nevada.

As of July 30, 2022, we had $28.4 million of available cash and cash equivalents on our unaudited condensed consolidated balance sheet and we had $88.5 million of debt outstanding, leaving $36.5 million available under our $125.0 million unsecured credit facility.

Inventory as of July 30, 2022, was $366.2 million, a 68.9% increase compared to the prior year second quarter and up 65.5% from the beginning of the year.

During the 13-weeks ended July 30, 2022, we repurchased 145,178 shares of common stock under our Stock Repurchase Program (the “Repurchase Program”) for a total expenditure of $7.0 million. The Company also paid a quarterly dividend equal to $0.25 per outstanding common share that resulted in a cash outlay of $3.2 million.

Fiscal 2023 Year-to-Date Results

Net sales for the 26-weeks ended July 30, 2022, decreased 11.8% to $816.9 million compared with $926.1 million for the 26-weeks ended July 31, 2021. Comparable sales decreased 14.5% versus the 26-weeks ended July 31, 2021, but increased by 36.2% compared to the 26-weeks ended August 3, 2019. Brick and mortar comparable sales declined 17.4% and e-commerce sales increased 6.2% compared to the 26-weeks ended July 31, 2021. In relation to the 26-weeks ended August 3, 2019, brick and mortar comparable sales increased 25.6% and e-commerce sales grew 141.7% over the three-year period. E-commerce represented 14.9% of total net sales for the 26-weeks ended July 30, 2022, compared to 12.4% in the 26-weeks ended July 31, 2021, and 8.4% of total net sales for the 26-weeks ended August 3, 2019.

Gross margin was 35.7% of net sales for the 26-weeks ended July 30, 2022, compared with 40.3% of net sales for the 26-weeks ended July 31, 2021. The approximate 460 basis point decline was due to lower average product margin of approximately 190 basis points, store occupancy deleverage of approximately 140 basis points, and higher freight cost of approximately 130 basis points.

SG&A expenses were 22.9% of net sales for the 26-weeks ended July 30, 2022, compared with 20.0% of net sales for the 26-weeks ended July 31, 2021. The approximate 290 basis point increase is primarily the result of deleverage from the year-over-year sales decline in categories such as wages, professional fees, advertising and supplies necessary to support a larger store base and increased e-commerce volume.

Net income for the 26-weeks ended July 30, 2022, was $64.1 million, or $4.77 per diluted share, compared with $131.5 million, or $7.90 per diluted share for the 26-weeks ended July 31, 2021.

Capital expenditures during the 26-weeks ended July 30, 2022, were $30.5 million compared to $20.8 million in the 26-weeks ended July 31, 2021. Capital expenditures were predominantly related to store initiatives including new store openings, relocations, expansions, remodels and technology upgrades.

Fiscal 2023 Outlook

We expect there will continue to be a number of business and economic challenges in the back half of the 52-week fiscal year ending January 28, 2023 (“Fiscal 2023”) as noted below. However, given the performance we have experienced year-to-date and our outlook for the remainder of the fiscal year, we are raising our guidance for Fiscal

Exhibit 99.1
2023 total and comparable sales, updating our guidance for gross margin and SG&A and reiterating guidance for net new store growth, operating profit margin, diluted EPS and capital expenditures.

Risks to be considered in the back half of Fiscal 2023 include the potential for ongoing supply chain disruptions, higher freight and transportation costs, increases in volume and severity of COVID-19 cases, a lack of stimulus and unemployment benefits, inflation, a tight labor market, geopolitical conflicts and a more cautious consumer. These factors may contribute to the complexity and volatility in forecasting Fiscal 2023 results.

Our current guidance is as follows:

•Total net sales are expected to increase in the low-single digit range in dollars compared to our Fiscal 2022 results. This implies comparable sales are expected to be in the range of flat to positive low-single digits for the full year. Full year brick and mortar comparable sales are expected to be in the flat to positive low-single digit range while full year e-commerce revenue growth is anticipated to be in the positive high-single digit range.
•It is anticipated that comparable sales will be in the positive low-double digits in the second half of the year. Sales forecasts are based on assumptions that as the year progresses, supply chain disruptions moderate, the timing of inventory receipts is consistent and predictable, and our overall inventory position remains strong.
•Net new store growth is expected to be in the range of 30 to 40 stores with units spread relatively evenly throughout the year.
•As a result of product margin headwinds, higher freight and transportation costs, store occupancy deleverage and a higher mix of e-commerce sales, gross margin as a percent of net sales is anticipated to decline by approximately 290 to 310 basis points compared to Fiscal 2022 results. This expected full year gross margin range of 35.1% to 35.3% remains above pre-pandemic levels. We expect gross margin results in comparison to the prior year will become more favorable in the back half of the year.
•SG&A as a percent of net sales is expected to increase by 10 to 20 basis points in comparison to Fiscal 2022 results due to wage inflation, costs associated with growth in e-commerce, a larger store count and annualization of back-office infrastructure investments in Fiscal 2022. The expected full year SG&A expense range of 22.7% to 22.8% as a percent of net sales is below pre-pandemic levels. We expect year-over-year quarterly SG&A comparisons will become less challenging in the back half of the year due to a more favorable sales trend supported by a stronger inventory position.
•Operating income is still expected to be in the low double-digit range as a percent of sales, also remaining above pre-pandemic levels.
•Diluted earnings per share are anticipated to remain in the range of $9.75 - $10.50 using an estimated full year tax rate of approximately 24.5% and an estimated weighted average diluted share count of 13.3 million.
•We continue to project capital expenditures in the range of $60 to $70 million with a focus on new store growth, remodels and additional technology and infrastructure investments.
•Our capital allocation strategy continues to include stock repurchases and recurring quarterly dividends in addition to the capital expenditures noted above.

Investor Conference Call and Simulcast

Hibbett, Inc. will host a webcast at 10:00 a.m. ET on Thursday, August 25, 2022, to discuss second quarter results. The webcast of Hibbett’s earnings review and a slide deck of supporting information that will be referenced during the webcast will be available at https://investors.hibbett.com/ under the News & Events section. A replay of the webcast will be available for 30 days.

About Hibbett, Inc.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,117 Hibbett and City Gear specialty stores located in 36 states nationwide as of July 30, 2022. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top

Exhibit 99.1
brands like Nike, Jordan and adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram and Twitter.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as our Fiscal 2023 outlook, future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, the impact of the COVID-19 pandemic on our business, our effective tax rate and other such matters, are forward-looking statements. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, or performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect overall consumer spending or our industry, including the possible effects of inflation; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to effectively drive operational efficiency in our business; the potential impact of new trade, tariff and tax regulations on our profitability; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; future reliability of, and cost associated with, disruptions in the global supply chain including increased freight and transportation costs, and the potential impacts on our domestic and international sources of product, including the actual and potential effect of tariffs on international goods imposed by the United States and other potential impediments to imports; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; the impact of public health crises, including the COVID-19 pandemic, or other significant or catastrophic events such as extreme weather, natural disasters or climate change; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; labor availability and cost; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to successfully manage or realize expected results from an acquisition, and other significant investments or capital expenditures; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract key talent and retain the services of our senior management and key employees.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in our most recent Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	13-Weeks Ended				26-Weeks Ended
	July 30, 2022		July 31, 2021		July 30, 2022		July 31, 2021
		% to Sales		% to Sales		% to Sales		% to Sales
Net sales	$392,805		$419,257		$816,857		$926,117
Cost of goods sold	257,653	65.6%	255,930	61.0%	524,872	64.3%	552,827	59.7%
Gross margin	135,152	34.4%	163,327	39.0%	291,985	35.7%	373,290	40.3%
Store operating, selling and administrative expenses	91,414	23.3%	93,442	22.3%	187,011	22.9%	185,181	20.0%
Depreciation and amortization	10,926	2.8%	8,385	2.0%	21,444	2.6%	16,459	1.8%
Operating income	32,812	8.4%	61,500	14.7%	83,530	10.2%	171,650	18.5%
Interest expense, net	361	0.1%	28	—%	432	0.1%	127	—%
Income before provision for income taxes	32,451	8.3%	61,472	14.7%	83,098	10.2%	171,523	18.5%
Provision for income taxes	7,738	2.0%	14,776	3.5%	19,038	2.3%	40,061	4.3%
Net income	$24,713	6.3%	$46,696	11.1%	$64,060	7.8%	$131,462	14.2%

Basic earnings per share	$1.91		$2.98		$4.89		$8.21
Diluted earnings per share	$1.86		$2.86		$4.77		$7.90

Weighted average shares:
Basic	12,951		15,691		13,088		16,008
Diluted	13,261		16,305		13,436		16,635

Percentages may not foot due to rounding.

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	July 30, 2022	January 29, 2022	July 31, 2021
Assets
Cash and cash equivalents	$28,438	$17,054	$176,841
Inventories, net	366,218	221,219	216,789
Other current assets	42,359	38,741	25,292
Total current assets	437,015	277,014	418,922

Property and equipment, net	159,608	145,967	115,133
Operating right-of-use assets	260,932	243,751	222,654
Finance right-of-use assets, net	2,086	2,186	2,881
Tradename intangible asset	23,500	23,500	23,500
Deferred income taxes, net	2,441	7,187	13,509
Other noncurrent assets	3,113	3,612	3,475
Total assets	$888,695	$703,217	$800,074

Liabilities and Stockholders’ Investment
Accounts payable	$140,951	$85,647	$102,361
Operating lease obligations	73,454	68,521	59,709
Credit facility	88,548	—	—
Finance lease obligations	1,015	975	997
Accrued expenses	28,386	39,721	40,052
Total current liabilities	332,354	194,864	203,119

Long-term operating lease obligations	228,848	212,349	191,459
Long-term finance lease obligations	1,258	1,427	2,144
Other noncurrent liabilities	3,692	3,062	3,173
Stockholders’ investment	322,543	291,515	400,179
Total liabilities and stockholders’ investment	$888,695	$703,217	$800,074

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	13-Weeks Ended		26-Weeks Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Sales Information
Net sales (decrease) increase	(6.3)%	(5.1)%	(11.8)%	30.2%
Comparable store sales (decrease) increase	(9.2)%	(6.4)%	(14.5)%	30.3%

Store Count Information
Beginning of period	1,105	1,071	1,096	1,067
New stores opened	13	11	22	17
Rebranded stores	—	—	1	—
Stores closed	(1)	(2)	(2)	(4)
End of period	1,117	1,080	1,117	1,080

Estimated square footage at end of period (in thousands)	6,335	6,089

Balance Sheet Information
Average inventory per store	$327,859	$200,731

Share Repurchase Information
Shares purchased under our Repurchase Program	145,178	985,263	636,396	1,526,546
Cost (in thousands)	$7,009	$83,163	$29,409	$120,477
Settlement of net share equity awards	—	4,125	45,993	45,245
Cost (in thousands)	$—	$331	$2,069	$3,177